UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2007

ODYSSEY MARINE EXPLORATION, INC .

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2007, the Board of Directors of Odyssey Marine Exploration, Inc. (the “Company” or “Odyssey”) appointed Laura L. Barton as Vice President of Communications, effective November 5, 2007. In her new position, Barton will direct marketing and corporate communications activities and media content development. Barton served as Director of Corporate Communications and Marketing for Odyssey since July 2003. From June 1994 to July 2003, Barton was President of LLB Communications, a marketing and communications consulting company that provided services to a variety of broadcast networks, stations and distributors, as well as the Company. Prior to founding LLB Communications, Barton served in various marketing, promotions, publicity and creative services staff positions in local and network television since 1983. Barton received a B.A. degree in Mass Communication in 1983 from the University of South Florida. Barton is 45 years old and will receive an annual salary of $120,000.

Item 8.01	Other Events

David A. Morris, Odyssey’s Secretary and Treasurer, has advised the Company that on November 7, 2007, he entered into a written stock selling plan in accordance with SEC Rule 10b5-1 pursuant to which he will gradually liquidate a portion of his holdings in Odyssey, consisting of shares of common stock issuable upon exercise of outstanding options. The plan provides that sales may commence as early as November 25, 2007, and the plan will terminate on March 18, 2007, subject to earlier termination upon the occurrence of certain events specified in the plan. Up to 120,000 shares may be sold under the plan, with the monthly amount of shares to be sold ranging from 25,000 to 40,000, depending upon market conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: November 8, 2007	By:	/s/ Michael J. Holmes
Michael J. Holmes,
Chief Financial Officer